Exhibit 99.1

Ferrellgas Partners, L.P. Reports THIRD

Quarter Fiscal 2020 Results

•	Gross Profit increased by $6.2 million, or almost 3 percent, compared to the prior year period as a result of an 8 cent increase in gross margin per gallon combined with a 24 percent increase in tank exchange volumes.

•	Propane sales volume for the quarter decreased by 17.2 million gallons due to weather that was 10 percent warmer than the prior year and to the widespread slowdown of the economy due to COVID-19 primarily impacting the Industrial/Commercial customer base.

•	Successfully issued $700M of Senior Secured Notes due 2025

OVERLAND PARK, KS., June 4, 2020 (GLOBE NEWSWIRE) – Ferrellgas Partners, L.P. (OTC Pink: FGPR) (“Ferrellgas” or the “Company”) today reported financial results for its third quarter ended April 30, 2020.

For the quarter, the Company reported a net loss attributable to Ferrellgas Partners, L.P. of $15.4 million, or $0.16 per common unit, compared to prior year period net earnings of $20.5 million, or $0.21 per common unit. The $15.4 million net loss attributable to Ferrellgas Partners, L.P. includes $37.4 million loss from early extinguishment of debt. Adjusted EBITDA, a non-GAAP measure, for the quarter was $92.3 million compared to $88.6 million in the prior year’s third quarter, a 4 percent increase.

The Company’s propane operations reported that total gallons sold for the quarter were 246.8 million, down from 264.1 million gallons in the prior year due to warmer termperatures than prior year and the widespread slowdown of the economy due to COVID-19, partially offset by customer growth. Gross margin cents per gallon were 8 cents, or 10 percent higher than the prior year due to wholesale propane prices that were approximately 50 percent lower than the prior year. The Company continues its aggressive operating strategies in gaining market share. This strategic focus resulted in over 22,000 new customers and over 3,900 new tank exchange selling locations, or approximately three and seven percent more than prior year, respectively. Additionally, the Company successfully issued $700M of senior first lien notes due 2025. Proceeds were used to repay the senior secured credit facility, to collateralize letters of credit and for general corporate purposes.

As previously announced, the Company indefinitely suspended its quarterly cash distribution as a result of not meeting the required fixed charge coverage ratio contained in the senior unsecured notes due June of 2020. Additionally, Ferrellgas has engaged Moelis & Company LLC as its financial advisor and the law firm of Squire Patton Boggs LLP to assist in our ongoing process to address our upcoming debt maturities. The Company does not intend to comment further on its progress in this regard or on potential options until further disclosure is appropriate or required by law.  For that reason, and in view of the information the Company otherwise makes available in earnings releases and quarterly and annual reports, the Company has suspended the practice of holding conference calls with investors, analysts and other interested parties in connection with periodic reporting of financial results for completed periods.

About Ferrellgas

Ferrellgas Partners, L.P., through its operating partnership, Ferrellgas, L.P., and subsidiaries, serves propane customers in all 50 states, the District of Columbia, and Puerto Rico. Ferrellgas employees indirectly own 22.8 million common units of the partnership, through an employee stock ownership plan. Ferrellgas Partners, L.P. filed a Form 10-K with the Securities and Exchange Commission on October 15, 2019. Investors can request a hard copy of this filing free of charge and obtain more information about the partnership online at www.ferrellgas.com.

Forward Looking

Statements Statements in this release concerning expectations for the future are forward-looking statements. A variety of known and unknown risks, uncertainties and other factors could cause results, performance, and expectations to differ materially from anticipated results, performance, and expectations. These risks, uncertainties, and other factors include those discussed in the Form 10-K of Ferrellgas Partners, L.P., Ferrellgas Partners Finance Corp., Ferrellgas, L.P., and Ferrellgas Finance Corp. for the fiscal year ended July 31, 2019, and in other documents filed from time to time by these entities with the Securities and Exchange Commission.

Contacts

Investor Relations – InvestorRelations@ferrellgas.com

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FERRELLGAS PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except unit data)

(unaudited)

ASSETS	April 30, 2020	July 31, 2019
Current Assets:
Cash and cash equivalents (including $141,318 and $0 of restricted cash at April 30, 2020 and July 31, 2019, repspectively)	$318,847	$11,054
Accounts and notes receivable, net (including $134,443 and $106,145 of accounts receivable pledged as collateral at April 30, 2020 and July 31, 2019, respectively)	142,952	107,596
Inventories	65,209	80,454
Prepaid expenses and other current assets	47,223	42,275
Total Current Assets	574,231	241,379

Property, plant and equipment, net	596,978	596,723
Goodwill, net	247,195	247,195
Intangible assets, net	103,966	108,557
Operating lease right-of-use asset	110,497	-
Other assets, net	87,472	69,105
Total Assets	$1,720,339	$1,262,959

LIABILITIES AND PARTNERS' DEFICIT

Current Liabilities:
Accounts payable	$37,025	$33,364
Short-term borrowings	-	43,000
Collateralized note payable	-	62,000
Current portion of long-term debt (a)	359,050	631,756
Current operating lease liabilities	31,914	-
Other current liabilities	174,823	138,237
Total Current Liabilities	602,812	908,357

Long-term debt	2,146,044	1,457,004
Operating lease liabilities	76,133	-
Other liabilities	52,167	36,536
Contingencies and commitments

Partners Deficit:
Common unitholders (97,152,665 units outstanding at April 30, 2020 and July 31, 2019)	(1,057,859)	(1,046,245)
General partner unitholder (989,926 units outstanding at April 30, 2020 and July 31, 2019)	(70,593)	(70,476)
Accumulated other comprehensive loss	(20,580)	(14,512)
Total Ferrellgas Partners, L.P. Partners' Deficit	(1,149,032)	(1,131,233)
Noncontrolling interest	(7,785)	(7,705)
Total Partners' Deficit	(1,156,817)	(1,138,938)
Total Liabilities and Partners' Deficit	$1,720,339	$1,262,959

(a)	The principal difference between the Ferrellgas Partners, L.P. balance sheet and that of Ferrellgas, L.P., is $357 million of 8.625% notes which are liabilities of Ferrellgas Partners, L.P. and not of Ferrellgas, L.P.

FERRELLGAS PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per unit data)
(unaudited)

	Three months ended		Nine months ended		Twelve months ended
	April 30		April 30		April 30
	2020	2019	2020	2019	2020	2019
Revenues:
Propane and other gas liquids sales	$391,745	$459,556	$1,150,377	$1,344,634	$1,414,601	$1,641,311
Midstream operations		-	-	-	-	21,688
Other	20,385	20,069	65,800	60,677	80,657	89,833
Total revenues	412,130	479,625	1,216,177	1,405,311	1,495,258	1,752,832

Cost of sales:
Propane and other gas liquids sales	176,265	250,389	548,136	766,056	684,596	936,618
Midstream operations	-	-	-	-	-	25,849
Other	2,740	2,320	9,774	8,789	12,391	23,104

Gross profit	233,125	226,916	658,267	630,466	798,271	767,261

Operating expense - personnel, vehicle, plant & other	121,558	119,991	364,334	351,541	481,661	472,532
Depreciation and amortization expense	20,366	20,617	59,380	59,214	79,012	84,444
General and administrative expense	12,560	11,516	36,447	42,037	54,404	56,705
Operating expense - equipment lease expense	8,075	8,319	24,724	24,597	33,200	32,041
Non-cash employee stock ownership plan compensation charge	757	(4)	2,182	4,688	3,187	7,816
Loss on asset sales and disposals	1,859	1,683	6,242	8,403	8,807	149,388

Operating income (loss)	67,950	64,794	164,958	139,986	138,000	(35,665)

Interest expense	(45,703)	(44,162)	(138,948)	(132,931)	(183,636)	(177,543)
Loss on extinguishment of debt	(37,399)	-	(37,399)	-	(37,399)	-
Other income (expense), net	(158)	251	(214)	356	(201)	(138)

Earnings (loss) before income tax expense (benefit)	(15,310)	20,883	(11,603)	7,411	(83,236)	(213,346)

Income tax expense (benefit)	161	123	794	284	833	(2,676)

Net earnings (loss)	(15,471)	20,760	(12,397)	7,127	(84,069)	(210,670)

Net earnings (loss) attributable to noncontrolling interest (a)	(78)	299	133	337	(502)	(1,776)

Net earnings (loss) attributable to Ferrellgas Partners, L.P.	(15,393)	20,461	(12,530)	6,790	(83,567)	(208,894)

Less: General partner's interest in net earnings (loss)	(154)	205	(125)	68	(835)	(2,089)

Common unitholders' interest in net earnings (loss)	$(15,239)	$20,256	$(12,405)	$6,722	$(82,732)	$(206,805)

Earnings (loss) Per Common Unit
Basic and diluted net earnings loss per common unitholders' interest	$(0.16)	$0.21	$(0.13)	$0.07	$(0.85)	$(2.13)

Weighted average common units outstanding - basic	97,152.7	97,152.7	97,152.7	97,152.7	97,152.7	97,152.7

Supplemental Data and Reconciliation of Non-GAAP Items:

	Three months ended		Nine months ended		Twelve months ended
	April 30		April 30		April 30
	2020	2019	2020	2019	2020	2019
Net earnings (loss) attributable to Ferrellgas Partners, L.P.	$(15,393)	$20,461	$(12,530)	$6,790	$(83,567)	$(208,894)
Income tax expense (benefit)	161	123	794	284	833	(2,676)
Interest expense	45,703	44,162	138,948	132,931	183,636	177,543
Depreciation and amortization expense	20,366	20,617	59,380	59,214	79,012	84,444
EBITDA	50,837	85,363	186,592	199,219	179,914	50,417
Non-cash employee stock ownership plan compensation charge	757	(4)	2,182	4,688	3,187	7,816
Loss on asset sales and disposal	1,859	1,683	6,242	8,403	8,807	149,388
Loss on extinguishment of debt	37,399	-	37,399	-	37,399	-
Other income (expense), net	158	(251)	214	(356)	201	138
Severance expense includes $690 in operating expense and $910 in general and administrative expense for the nine and twelve months ended period ending April 30, 2019.	-	-	-	1,600	-	1,600
Legal fees and settlements related to non-core businesses	1,325	1,471	5,887	10,643	13,608	13,301
Multi-employer pension plan withdrawal settlement	-	-	-	1,524	-	1,524
Exit costs associated with contracts - Midstream dispositions	-	-	-	-	-	11,804
Lease accounting standard adjustment and other	80	-	134	-	134	-
Net earnings (loss) attributable to noncontrolling interest (a)	(78)	299	133	337	(502)	(1,776)
Adjusted EBITDA (b)	92,337	88,561	238,783	226,058	242,748	234,212
Net cash interest expense (c)	(43,442)	(40,747)	(129,341)	(123,325)	(170,806)	(168,553)
Maintenance capital expenditures (d)	(6,803)	(13,506)	(18,700)	(45,038)	(20,436)	(53,570)
Cash paid for taxes	(49)	(23)	(50)	(21)	(170)	(188)
Proceeds from certain asset sales	851	456	2,510	2,416	4,343	7,264
Distributable cash flow attributable to equity investors (e)	42,894	34,741	93,202	60,090	55,679	19,165
Distributable cash flow attributable to general partner and non-controlling interest	858	695	1,864	1,202	1,113	383
Distributable cash flow attributable to common unitholders (f)	42,036	34,046	91,338	58,888	54,566	18,782
Less: Distributions paid to common unitholders	-	-	-	9,715	-	19,430
Distributable cash flow excess/(shortage)	$42,036	$34,046	$91,338	$49,173	$54,566	$(648)

Propane gallons sales
Retail - Sales to End Users	186,175	204,441	552,340	573,152	651,454	666,572
Wholesale - Sales to Resellers	60,660	59,641	179,695	179,256	233,005	233,974
Total propane gallons sales	246,835	264,082	732,035	752,408	884,459	900,546

(a)	Amounts allocated to the general partner for its 1.0101% interest in the operating partnership, Ferrellgas, L.P.
(b)	Adjusted EBITDA is calculated as net earnings (loss) attributable to Ferrellgas Partners, L.P., less the sum of the following: income tax expense (benefit), interest expense, depreciation and amortization expense, non-cash employee stock ownership plan compensation charge, loss on asset sales and disposals, loss on extinguishment of debt, other income (expense), net, severance expense, legal fees and settlements related to non-core businesses, multi-employer pension plan withdrawal settlement, exit costs associated with contracts - Midstream dispositions, lease accounting standard adjustment and other and net earnings (loss) attributable to noncontrolling interest. Management believes the presentation of this measure is relevant and useful, because it allows investors to view the partnership's performance in a manner similar to the method management uses, adjusted for items management believes makes it easier to compare its results with other companies that have different financing and capital structures. This method of calculating Adjusted EBITDA may not be consistent with that of other companies and should be viewed in conjunction with measurements that are computed in accordance with GAAP.
(c)	Net cash interest expense is the sum of interest expense less non-cash interest expense and other expense, net. This amount includes interest expense related to the accounts receivable securitization facility.
(d)	Maintenance capital expenditures include capitalized expenditures for betterment and replacement of property, plant and equipment.
(e)	Distributable cash flow attributable to equity investors is calculated as Adjusted EBITDA minus net cash interest expense, maintenance capital expenditures and cash paid for taxes plus proceeds from certain asset sales. Management considers distributable cash flow attributable to equity investors a meaningful measure of the partnership’s ability to declare and pay quarterly distributions to equity investors. Distributable cash flow attributable to equity investors, as management defines it, may not be comparable to distributable cash flow attributable to equity investors or similarly titled measurements used by other corporations and partnerships. Items added into our calculation of distributable cash flow attributable to equity investors that will not occur on a continuing basis may have associated cash payments. Distributable cash flow attributable to equity investors may not be consistent with that of other companies and should be viewed in conjunction with measurements that are computed in accordance with GAAP.
(f)	Distributable cash flow attributable to common unitholders is calculated as Distributable cash flow attributable to equity investors minus distributable cash flow attributable to general partner and noncontrolling interest. Management considers distributable cash flow attributable to common unitholders a meaningful measure of the partnership’s ability to declare and pay quarterly distributions to common unitholders. Distributable cash flow attributable to common unitholders, as management defines it, may not be comparable to distributable cash flow attributable to common unitholders or similarly titled measurements used by other corporations and partnerships. Items added to our calculation of distributable cash flow attributable to common unit holders that will not occur on a continuing basis may have associated cash payments. Distributable cash flow attributable to common unitholders may not be consistent with that of other companies and should be viewed in conjunction with measurements that are computed in accordance with GAAP .